Exhibit 99.1

                         [EIF HOLDING INC. LETTERHEAD]

PRESS RELEASE
For Immediate Release

                     EIF HOLDINGS SIGNS $10 MILLION CREDIT
                      FACILITY WITH LASALLE NATIONAL BANK

SALEM, New Hampshire- Thursday February 12, 1998, EIF Holdings [OTCBB: EIFH] announced that the Company, through its JL Manta subsidiary, has signed a $10 million credit facility with LaSalle National Bank. A portion of the facility will be used to refinance existing indebtedness of JL Manta. The remainder will be available to meet working capital requirements.

When asked to comment, Frank Fradella, President and CEO, stated,"The LaSalle facility is an important milestone in our efforts to improve the financial condition of EIF and position the Company as a nationwide industrial services provider. The importance of this accomplishment is that the facility is based solely on the assets and earnings potential of EIF and its subsidiaries. We truly appreciate the support of LaSalle National Bank in this transaction."

EIF Holdings provides specialized maintenance services for clients in the industrial, low-level nuclear and environmental sectors. The company offers a full range of services to its clients located throughout the United States.


For further information, call:
Andrew White
(281) 537-9660
Fax-on-demand: 1-800-758-5804 (Code#:122264)


                        [EIF HOLDINGS, INC.. LETTERFOOT]

                                 Page 13 of 14